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ADVISORY TAX AUDIT

May 2, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Daxor Corporation, which we understand will be filed with the Securities and Exchange Commission, pursuant to Form N-CSR, on February 28, 2022. We agree with the statements concerning our Firm contained therein.

Sincerely,

WithumSmith+Brown, PC